Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Promotes Bruce Cameron as Company President

HONG KONG, ATLANTA—Oct. 02, 2008 – CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that it has promoted Bruce Cameron, CDC Software’s current executive vice president of Worldwide Sales and Marketing, to the additional role of president of the company, effective immediately.

In 2003, Cameron joined Pivotal Corporation, which was subsequently acquired by CDC Software in February 2004, as general manager. While at Pivotal, Cameron oversaw significant annual license revenue growth and replicated that success in the company’s EMEA (Europe, Middle East and Africa) operations. Currently, he manages the sales and marketing of numerous product lines across multiple geographies at CDC Software, and will continue that role in addition to being president.

Prior to joining CDC Software, Cameron held executive positions at QAD Inc., Delano Technology, and JBA International, all publicly-traded enterprise software companies with applications in CRM, ERP and Supply Chain. He also has extensive experience in restructuring companies to a vertical industry model, which he successfully accomplished at Pivotal, and which has helped shape the strategy of CDC Software. In his roles at previous companies, he also has managed successful, high-levels of growth while focusing on customer retention and profitability.

Cameron has more than 30 years of experience in the software applications business, serving in a variety of senior management positions in sales, consulting and corporate functions. He holds a Bachelor of Science in Mechanical Engineering from Rochester Institute of Technology.

“Bruce has performed well in his sales and marketing executive roles at CDC Software and Pivotal since 2003,” said Peter Yip, CEO of CDC Software. “I am very pleased to announce this promotion which holds wider responsibilities and challenges. As we have stated throughout the year during these challenging market conditions, CDC Software intends to continue focusing on customer retention and delivering the highest level of customer satisfaction to our installed base, leveraging our industry-leading maintenance retention rates. Bruce is an ideal choice to lead CDC Software in these difficult times and take us to another level as we refocus our sales and marketing efforts to maximize efficiency and heighten the awareness of our product innovation and leading market position.”

“I am excited to take on this additional role at CDC Software, one of the leading enterprise software companies in the world,” said Cameron. “With my many years of experience in the enterprise software market, I have a broad perspective of the industry challenges facing customers and how software solutions can help solve them. I look forward to leveraging my expertise to help ensure our industry-specific solutions continually address our customers’ unique business challenges and position us as their vital partner for many years to come.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT  2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations about the continued service and performance of our executive officers and employees, our beliefs regarding our business and strategic focus and the continuation thereof, our beliefs regarding our competitive and market positions, our beliefs regarding our ability to meet, and continue to meet, the needs of our present and future customers, our beliefs regarding the services to be provided by Mr. Cameron, and our beliefs regarding our ability to deliver value to customers and shareholders and other statements that are not historical fact. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s industry-specific requirements; (g) the dependence on customer satisfaction with the company’s software products and services and online games. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and as amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.